May 16, 2007

ChoicePoint Inc.

1000 Alderman Drive

Alpharetta, Georgia 30005

Re:	Registration Statement on Form S-8 Filed by ChoicePoint Inc.

Ladies and Gentlemen:

We have acted as counsel for ChoicePoint Inc., a Georgia corporation (the “Company”), in connection with the ChoicePoint Inc. 2006 Omnibus Incentive Plan, as amended (the “Plan”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the shares of the Company’s Common Stock, par value $0.10 per share (the “Common Stock”), that may be issued or delivered and sold pursuant to the Plan and the authorized forms of stock option, restricted stock or other applicable award agreements thereunder will be, when issued or delivered and sold in accordance with such Plan and agreements, validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the Georgia Business Corporation Code, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Common Stock pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such shares of Common Stock are issued or delivered or sold by the Company, and the Company will take no action inconsistent with such resolutions.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 filed by the Company to effect registration of 1,200,000 shares of the Common Stock to be issued or delivered and sold pursuant to the Plan under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ JONES DAY